Exhibit 12.1

                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                         For the Nine Months
                                                         Ended September 30,
                                                    ----------------------------
Millions of dollars                                   2003                 2002
--------------------------------------------------------------------------------
Earnings from continuing operations                  $ 538                $ 234
Provision for income taxes                             448                  203
Minority Interests                                       8                    2
Distributions less than
   earnings from equity investments                     12                    1
--------------------------------------------------------------------------------
         Earnings subtotal (a)                       1,006                  440
Fixed charges included in earnings:
   Interest expense                                    119                  134
   Distribution on convertible preferred securities     24                   24
   Interest portion of rentals (b)                      17                   14
--------------------------------------------------------------------------------
         Fixed charges subtotal                        160                  172
Earnings from continuing operations
   available before fixed charges                   $1,166                $ 612
================================================================================
Fixed charges:
   Fixed charges included in earnings                $ 160                $ 172
   Capitalized interest                                 46                   33
--------------------------------------------------------------------------------
         Total fixed charges                         $ 206                $ 205
--------------------------------------------------------------------------------
Ratio of earnings from operations
   to fixed charges                                    5.7                  3.0
--------------------------------------------------------------------------------

(a)  Includes pre-tax Impairment of:                    86                   27

The ratio of earnings, excluding impairment,
   to fixed charges would be:                          6.1                  3.1

(b)  Calculated as one-third of operating rental expense.